Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING VP Money Market Portfolio

We consent to the use of our report dated February 29, 2008, incorporated herein by reference, on ING VP Money Market Portfolio and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 19, 2009